EXHIBIT 6.0

The Tim savings shares that are the subject of the offering (and the related purchase rights) described herein have not been and are not intended to be registered under the U.S. Securities Act of 1933 (the Securities Act), as amended, and may not be offered or sold into the United States of America except pursuant to an applicable exemption. The Tim savings shares that are the subject of the offering (and the related purchase rights) are intended to be made available within the United States of America pursuant to an exemption from the registration requirements of the Securities Act. The rights to purchase the Tim savings shares that are the subject of the offering may not be transferred or sold by U.S. holders except in an "offshore transaction" pursuant to Regulation S under the Securities Act.

This rights offering is made for the securities of a foreign (non – U.S.) company.  The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Tim is located in Italy, and some or all of its officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Telecom Italia Mobile S.p.A.
Telecom Italia Group - Management and Direction by Telecom Italia S.p.A.
Registered Office in Turin Via Cavalli no. 6
Secondary Office in Rome Via Pietro De Francisci no. 152
Fully paid-up share Capital euro 516,532,330.74
Tax and Turin Company Register number: 06947890015

NOTICE TO SAVINGS SHAREHOLDERS OF TELECOM ITALIA MOBILE S.P.A., PUBLISHED PURSUANT TO ARTICLE 84 OF THE REGULATION APPROVED BY CONSOB RESOLUTION NO. 11971/1999

On April 13, 2005, (“Filing Date”), (i) the resolution of the extraordinary general shareholders’ meeting of Telecom Italia Mobile S.p.A. (“Tim”) of April 5, 2005, approving the proposed merger by incorporation of Tim into Telecom Italia S.p.A. (respectively, the “Merger” and “Telecom Italia”); as well as (ii) the resolution of the special meeting of Tim savings shareholders held on April 6, 2005 (“Special Meeting”), approving, pursuant to article 146, paragraph 1, point b), of the Italian legislative decree n. 58 of February 24, 1998, the extraordinary general meeting resolution of Tim regarding the Merger, were filed with the Turin Company Register.

Tim savings shareholders who did not vote in favor of the adoption of the resolution of the Special Meeting, are entitled to withdraw from Tim pursuant to article 2437, paragraph 1, point g) of the Italian Civil Code, since the share exchange will modify their rights as shareholders.

The redemption price of the shares covered by the withdrawal is equal to Euro 4.84 per share.

This value has been determined pursuant to article 2437-ter of the Italian Civil Code, with reference exclusively to arithmetic mean (as calculated by Borsa Italiana) of the closing prices in the six-month preceding January 28, 2005,  the date of publication of the notice calling the extraordinary meeting of Tim shareholders concerning the Merger.

 For purposes of withdrawal rights, will be deemed to have such entitlement Tim’s savings shareholders who did not vote in favor of the Special Meeting resolution (that is to say savings shareholders that were absent, dissented or abstained at the said meeting) andthat, having acquired Tim savings shares on the stock exchange, have also received them  before Tim’s extraordinary meeting of April 6, 2005; the status of Tim savings shareholder must be documented, without interruption, on the date of the extraordinary meeting until the date on which the withdrawal rights are exercised.

Withdrawal rights may be exercised for all or part of the shares held, pursuant to article 2437-bis of Italian Civil Code, by sending a registered letter addressed to Telecom Italia Mobile S.p.A., to the attention of Funzione Affari Legali e Societari, Via Pietro De Francisci n. 152, Rome 00165 (Italy). This registered letter must be sent  no later than the fifteenth day following the Filing Date, therefore on April 28, 2005 (“Exercise Deadline”).

The declaration of withdrawal must contain the general data of the shareholder, the italian tax code (if assigned), the address for sending the notices pertaining to the procedure as well as the number of Tim savings shares in respect of which the right of withdrawal is exercised, together with the details of the current account to which the amount of the liquidation of the shares, is to be credited.

The declaration of withdrawal must, furthermore, identify the intermediary, with which Tim savings shares for which the right of withdrawal is being exercised are deposited (the “Intermediary”), as well as a statement to the effect that the shares in question are free from pledges or other encumbrances in favor of third parties. In the case where the Tim savings shares are pledged or encumbered in favor of third parties, the withdrawing shareholder’s declaration of withdrawal must be accompanied by a specific declaration by the pledgee or such other person in whose favor the shares are encumbered, providing Tim with irrevocable consent to pay for the savings shares for which withdrawal rights are exercised, in accordance with the instructions imparted by the withdrawing shareholder.

The notice of withdrawal must be accompanied by suitable certification issued by the Intermediary. For this purpose, Tim’s savings shareholders entitled to withdraw must forward a specific request for certification to the Intermediary, containing, amongst other things, an indication of the right to be exercised and the number of shares for which certification is requested.

The certification issued by the Intermediary must indicate, with respect to the shares for which the withdrawal is exercised: (i) that they were acquired prior to the opening of the extraordinary shareholders’ meeting of Tim, (ii) that they were held as from the date of the opening of the extraordinary shareholders’ meeting of Tim until the issue of the certification and (iii) that they are free from liens or pledges, without prejudice to the procedures applicable.

In the case where the withdrawing savings shareholder is unable to send such certification attached to the notice of withdrawal prior to the Exercise Deadline, the withdrawing savings shareholder must send it by registered letter to the aforementioned Tim address, no later than May 3, 2005.

Pursuant to article 2437-bis of the Italian Civil Code and other applicable regulations, upon issuing the certifications, the Intermediary will block the relevant Tim savings shares; said block will continue until the transfer of the shares subject to withdrawal, which will be determined as a result of the payment procedure, with the  payment  of the redemption price as from the date that will be indicated through apposite notice published on this newspaper and that will anyway occur before the date of effectiveness of the Merger.

For purposes of the payment of Tim savings shares for which withdrawal rights have been exercised, pursuant to article 2437-quater of the Italian Civil Code, will be offered in option to all the holders of Tim ordinary and savings shares, for which the withdrawing rights have not been exercised, in proportion to the number of shares held by each. Shareholders who exercise their purchase rights, provided they make a contemporaneous application, will have the right of pre-emption for the purchase of Tim savings shares that have not been acquired at the closing of the Offering. If the number of Tim savings shares requested under pre-emption exceeds the number of Tim savings shares unopted upon expiry of the option period, the said shares will be assigned to applicants, in proportion to the number of shares held by each.

Telecom Italia, parent company of Tim, intends to exercise all its purchase rights and its pre-emption rights in respect of all savings shares not acquired in the Offering.

Tim will give notice of the procedures for accepting the offer and any further information regarding the same, through the publication of a notice of the rights offering to be filed with the Turin Company Register, pursuant to article 2437-quater of the Italian Civil Code and to be published on this same newspaper.